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                                                                    Exhibit 99.1

          APW TO EXPLORE STRATEGIC ALTERNATIVES FOR INDUSTRIAL SEGMENT


MILWAUKEE, Wisconsin (Sept. 24, 1999)--Applied Power Inc. (NYSE:APW) announced today that it has retained Credit Suisse First Boston as its financial advisor to explore strategic alternatives relating to the Company's Industrial business segment ("Industrial"). Industrial's business designs, manufactures and sells a broad range of unique industrial solutions, holding leading product positions for niche applications and serving industrial markets around the world. The business operates under market leading brand names including Enerpac, Gardner Bender, Power-Packer, Power Gear and Barry Controls. Industrial is expected to generate sales of over $690 million in fiscal 1999. "While we are very pleased with the historical performance and future outlook of APW Industrial, we believe that a strategic combination of the business with another industrial company may offer our shareholders the opportunity to realize greater value. This will enable existing Applied Power shareholders to continue to participate in the strong potential of APW Electronics," said Richard G. Sim, Chairman, President and Chief Executive Officer of Applied Power. Applied Power said that it would only undertake a combination involving Industrial if it concluded that such a transaction would enhance shareholder value and overall financial performance by allowing management to focus resources on the substantial opportunities that exist in its APW Electronics business.

Applied Power Inc., headquartered in Waukesha, Wisconsin, is a global company comprised of two business segments. APW Electronics supplies electronic enclosures, power supplies, thermal systems, backplanes, and cabling either as products or integrated as a system supplied along with new product design, supply chain management, assembly and test services. Industrial is composed of standard and customized OEM products sold to a wide array of end users through distribution or directly into a variety of niche markets. To receive a faxed copy of this or other recent Applied Power communications, please call the Company's "News on Demand" service at 1-800-549-0679.

CONTACT:  Applied Power Inc.
                        Robert C. Arzbaecher, 414/523-7600
                        OR
                        Credit Suisse First Boston
                        312/750-3000